Filed pursuant to Rule 424(b)(3)
Registration No. 333-257801

Prospectus Supplement No. 3

(to Prospectus dated July 30, 2021)

ATI Physical Therapy, Inc.

196,770,282 shares of Common Stock

Up to 9,866,657 shares of Common Stock Issuable upon Exercise of the Warrants

This prospectus supplement updates and supplements the prospectus dated July 30, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-257801). This prospectus supplement is being filed to update and supplement the information in the Prospectus and in the related prospectus supplements dated August 17, 2021 and August 9, 2021, respectively, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This Prospectus and this prospectus supplement relate to: (1) the issuance by us of up to 6,899,991 shares of common stock, par value $0.0001 per share (“Common Stock”), of ATI Physical Therapy, Inc., a Delaware corporation (the “Company,” “we,” “our”) that may be issued upon exercise of the Public Warrants (the “Public Warrants”) at an exercise price of $11.50 per share, (2) the issuance by us of up to 2,966,666 shares of Common Stock issuable upon the exercise of 2,966,666 warrants (“Private Placement Warrants” and together with the Public Warrants, the “Warrants”) originally issued to the Sponsor (as such term is defined in the Prospectus under “Selected Definitions”) in a private placement, currently exercisable at a price of $11.50 per Private Placement Warrant, (2) the offer and sale, from time to time by the selling security holders identified in the Prospectus (the “Selling Securityholders”), or their permitted transferees of up to 181,770,282 shares of Common Stock currently outstanding and (3) up to 15,000,000 shares of Common Stock that may be issued in the form of Common Stock pursuant to the earnout provisions of the Merger Agreement.

Our Common Stock and our Public Warrants are listed on the New York Stock Exchange, or NYSE, under the symbol “ATIP” and “ATIPWS” respectively. On October 6, 2021, the last reported sale prices of our Common Stock was $3.52 per share and the last reported sales price of our Public Warrants was $0.60 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus, including any amendments or supplements thereto, and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any subsequent amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, and if there is any inconsistency between the information in the Prospectus, any prior amendments or supplements thereto, and this prospectus supplement, you should rely on the information in this prospectus supplement. The information in this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, including any amendments or supplements thereto. Any information in the Prospectus or any prior amendments or supplements thereto, that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this prospectus supplement. You should not assume that the information provided in this prospectus supplement, the Prospectus or any prior amendments or supplements thereto, is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement, the Prospectus, any prior amendments or supplements thereto, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement, the Prospectus or any prior amendments or supplements thereto, is correct as of any time after the date of that information.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities nor passed upon the accuracy or adequacy of this Prospectus Supplement No. 3. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 7, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2021

ATI PHYSICAL THERAPY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39439	85-1408039
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

790 Remington Boulevard Bolingbrook, Illinois	60440
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 296-2223

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	ATIP	New York Stock Exchange
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	ATIP WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with John (Jack) Larsen’s appointment as Executive Chair of ATI Physical Therapy, Inc. (formerly Fortress Value Acquisition Corp. II, “ATI” or the “Company”), as previously disclosed in the Company’s Form 8-K filed on August 9, 2021, the Company has determined to compensate Mr. Larsen by paying him additional cash compensation of $720,000, paid over six (6) months in accordance with the Company’s payroll practices, and Mr. Larsen will receive equity valued at $480,000 at the time of grant, in the form of 50% stock options and 50% restricted stock units. This compensation will be in addition to compensation he receives for his service on the Board of Directors.

Item 8.01.	Other Events

On August 16, 2021, two purported ATI shareholders, Kevin Burbige and Ziyang Nie, filed a putative class action complaint in the U.S. District Court for the Northern District of Illinois against ATI, Labeed Diab, Joe Jordan, and Drew McKnight (collectively, the “ATI Individual Defendants,” as defined in the complaint), and Joshua Pack, Marc Furstein, Leslee Cowen, Aaron Hood, Carmen Policy, Rakefet Russak-Aminoach, and Sunil Gulati (collectively, the “FVAC Defendants,” as defined in the complaint). The complaint asserts claims against: (i) the ATI Individual Defendants under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”); and (ii) the ATI Individual Defendants and the FVAC Defendants under Section 14(a) of the Exchange Act. Plaintiffs purport to assert their claims on behalf of those ATI shareholders who purchased or otherwise acquired their ATI shares between April 1, 2021 and July 23, 2021, inclusive, and/or held FVAC Class A common shares as of May 24, 2021 and were eligible to vote at FVAC’s June 15, 2021 special meeting.

Specifically, plaintiffs allege that the proxy materials for the FVAC/ATI merger, as well as other ATI disclosures (including the press release announcing ATI’s financial results for the first quarter of 2021), were false and misleading (and, thus, in violation of Sections 10(b) and 14(a) of the Exchange Act) because they failed to disclose that: (i) ATI was experiencing attrition among its physical therapists; (ii) ATI faced increasing competition for clinicians in the labor market; (iii) as a result, ATI faced difficulty retaining therapists and incurred increased labor costs; (iv) also as a result, ATI would open fewer new clinics; and (v) also as a result, the defendants’ positive statements about ATI’s business, operations, and prospects were materially misleading and/or lacked a reasonable basis. Plaintiffs seek money damages in an unspecified amount. Plaintiffs have not yet served the complaint on any of the defendants.

Cautionary Note Regarding Forward-Looking Statements

Certain statements included in this Form 8-K are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. These are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available. They are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks inherent in litigation. Certain of these risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s amended S-1 registration statement filed with the SEC on July 28, 2021, its Quarterly Report on Form 10-Q filed with the SEC on August 16, 2021, and our other filings with the SEC. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 3, 2021	ATI Physical Therapy, Inc.

	By:	/s/ Joseph Jordan
	Name:	Joseph Jordan
	Title:	Chief Financial Officer